Exhibit 10.8.1
Form of Director Change of Control Agreement — Full Single-Trigger
[Date]
[Name]
[Title]
Callidus Software Inc.
Dear [Name]:
This letter modifies any Stock Option Agreement (“Option Agreement”) and any Restricted Stock Unit Agreement or other agreement documenting any equity award (as applicable, any “Equity Award Agreement”) you may now or hereafter have with respect to the common stock of Callidus Software Inc. (the “Company”) and any prior agreement between you and the Company regarding the Equity Award Agreements including, without limitation, any prior change of control agreement(s). This letter provides for accelerated vesting of your Company stock options, restricted stock awards, restricted stock units and other equity-based awards, as applicable (collectively, the “Equity Awards”) under the conditions described below.
In the event of any “Change of Control” of the Company you shall receive 100% vesting of your Equity Awards as of the effective date and time of the Change of Control.
     For purposes of the above, “Change of Control” means:
(i)	The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (it being understood that securities owned by any person on the date hereof shall not be counted against such limit with respect to such person); or

(ii)	A change in the composition of the Board of Directors of the Company (the “Board”) occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are members of the Board as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); or

(iii)	A merger or consolidation involving the Company other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (including the parent corporation of such Surviving Entity)) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such Surviving Entity outstanding immediately after such merger or consolidation, or a sale or disposition by the Company of all or substantially all the Company’s assets.
The term “Surviving Entity” shall refer to the entity surviving the merger, consolidation or sale of substantially all of the assets and continuing with the assets or business of the Company in the case of a Change of Control event described in clause (iii) above.
The modification to the terms of the vesting schedule of your Equity Awards as described in this letter has been approved by the Board and is effective immediately.
Sincerely,
[Insert Name]
[Insert Title]
AGREED AND ACCEPTED this            day of                      20     .

[Name]

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